EXHIBIT 99.1

ICAHN ENTERPRISES L.P.

Investor Contact:

Andrew R. Skobe
Interim CFO
(212) 702-4300

For Release: November 9, 2007

Icahn Enterprises L.P. Reports Third-Quarter Financial Results

•	Acquisition of Icahn Funds Management Company and General Partners on August 8, 2007 for an initial consideration of $810 million of our depositary units;
•	Investment Management’s assets under management in excess of $7.1 billion at the end of the quarter representing a 109% increase over the prior year;
•	Purchased PSC Metals, Inc. for $335 million cash on November 5, 2007; and
•	Board of Directors approved $0.15 per depositary unit quarterly distribution.

New York, NY — Icahn Enterprises L.P. (NYSE: IEP) today reported income from continuing operations of $205.8 million for the nine months ended September 30, 2007, compared to $162.3 million for the same period of 2006. In addition, Icahn Enterprises declared a quarterly distribution of $0.15 per unit on our depositary units, payable in the fourth quarter of 2007. The distribution will be paid on December 3, 2007 to depositary unit holders of record at the close of business on November 19, 2007.

Nine Months Ended September 30, 2007

For the nine months ended September 30, 2007, revenues were $1.53 billion as compared to $1.52 billion in the first nine months of 2006. Income from continuing operations was $205.8 million for the nine months of 2007, compared to $162.3 million for the same period of 2006. Income from discontinued operations was $76.6 million for the nine months of 2007 compared to $219.0 million for the same period of 2006. Discontinued operations for the 2006 period included the operating results of our former Oil and Gas and Atlantic City gaming operations.

Three Months Ended September 30, 2007

For the three months ended September 30, 2007, revenues were $214.5 million as compared to $519.1 million in the third quarter of 2006. Icahn Enterprises L.P. reported a loss from continuing operations of $3.5 million for the third quarter of 2007, as compared to income from continuing operations of $55.1 million in the third quarter of 2006. Income from discontinued operations was $17.4 million for the third quarter of 2007 as compared to $105.5 million for the third quarter of 2006. Discontinued operations for the 2006 period included the operating results of our former Oil and Gas and Atlantic City gaming operations which were sold in November 2006.

Key Recent Acquisitions

On August 8, 2007, Icahn Enterprises L.P. acquired the Management Company and General Partners of the Icahn Funds(1) for an initial consideration of $810 million of our depositary units. The Funds had assets under management of $7.1 billion at the end of the 3rd quarter of 2007 as compared to $3.4 billion at the end of the 3rd quarter of 2006. For the nine months ended September 30, 2007 the funds have generated management fees of $95.5 million and incentive allocations of $94.7 million. “The continued growth of the funds

(1) These entities provide investment advisory and certain management services to the Icahn Funds but do not provide such services to any other entities, individuals or accounts. Interests in the Icahn Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

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that we manage and the revenues they have generated based on positive performance and related fee income provides a robust new source of cash flow for Icahn Enterprises. We believe that this business will continue to grow in the years to come,” stated Carl Icahn, Chairman of Icahn Enterprises.

On November 5, 2007, we acquired 100% of PSC Metals, Inc. from Philip Services Corporation, an affiliate of Carl C. Icahn for $335 million in cash. PSC Metals is engaged in transporting, recycling and processing metals. For the 12 months ended September 30, 2007, PSC Metals achieved revenue of approximately $776 million and net income of approximately $45 million. “The acquisition of PSC Metals allows Icahn Enterprises to continue to grow its portfolio of operating businesses. Furthermore, PSC Metals provides an interesting platform with a proven management team for future growth through organic investment and acquisitions in the sector,” stated Mr. Icahn.

Pending Divestiture

On April 22, 2007, we entered into an agreement to sell our Gaming segment to an affiliate of Whitehall Street Real Estate Funds, a series of real estate investment funds affiliated with Goldman Sachs & Co., for $1.3 billion, plus or minus certain adjustments. Pursuant to the terms of the agreement, we are responsible to repay our Gaming segment’s outstanding debt. We anticipate that this transaction will close in the first quarter of 2008.

Conference Call Information

Icahn Enterprises L.P. will discuss third quarter results on a conference call and Webcast on Monday, November 12, 2007 at 10:00 a.m. EST. The Webcast can be viewed live on Icahn Enterprises L.P.’s website at www.IcahnEnterprises.com. It will also be archived and made available at www.IcahnEnterprises.com under the Investor Relations Section. The toll-free dial-in number for the conference call in the US is (877) 857-6149. The international number is 1-719-325-4752. The access code for both is 9756472.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in three primary business segments: Investment Management, Real Estate and Home Fashion. For more information, please visit the company’s website at www.IcahnEnterprises.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to substantial competition, rising operating costs and economic downturns; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, changes in domestic and international laws governing private funds and loss of key employees; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties;risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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APPENDIX I

CONSOLIDATED STATEMENT OF OPERATIONS
In millions of dollars except per unit data
(Unaudited)

	Three Months Ended September 30,
	2007	2006
		(Restated)
Revenues	$214.5	$519.1
Expenses	(315.2)	(318.3)
	(100.7)	200.8
Income tax expense	(9.8)	(1.1)
Non-controlling interests	107.0	(144.6)
(Loss) income from continuing operations	(3.5)	55.1
Income from discontinued operations	17.4	105.5
Net earnings	$13.9	$160.6
Net earnings (loss) attributable to:
Limited partners	$34.8	$102.5
General partner	(20.9)	58.1
	13.9	160.6
Net earnings (loss) per LP unit:
Basic earnings:
Income (loss) from continuing operations	$0.27	$(0.02)
Income from discontinued operations	0.26	1.67
Basic earnings per LP unit	$0.53	$1.65
Weighted average units outstanding (in 000s)	66,830	61,857
Diluted earnings:
Income (loss) from continuing operations	$0.27	$(0.02)
Income from discontinued operations	0.26	1.67
Diluted earnings per L.P. unit	$0.53	$1.65
Weighted average units and equivalent units outstanding (in 000s)	66,830	61,857

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APPENDIX II

CONSOLIDATED STATEMENT OF OPERATIONS
In millions of dollars except per unit data
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
		(Restated)
Revenues	$1,528.5	$1,522.7
Expenses	(935.80)	(984.20)
	$592.7	$538.5
Income tax expense	(13.3)	(1.7)
Non-controlling interests	(373.6)	(374.5)
Income from continuing operations	205.8	162.3
Income from discontinued operations	76.6	219.0
Net earnings	$282.4	$381.3
Net earnings attributable to:
Limited partners	$104.3	$228.8
General partner	178.1	152.5
	$282.4	$381.3
Net earnings per LP unit:
Basic earnings:
Income from continuing operations	$0.47	$0.23
Income from discontinued operations	1.18	3.47
Basic earnings per LP unit	$1.65	$3.70
Weighted average units outstanding (in 000s)	63,533	61,857
Diluted earnings:
Income from continuing operations	$0.47	$0.23
Income from discontinued operations	1.18	3.47
Diluted earnings per L.P. unit	$1.65	$3.70
Weighted average units and equivalent units outstanding (in 000s)	63,533	61,357

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APPENDIX III

CONSOLIDATED SUMMARY BALANCE SHEET

The following table presents Icahn Enterprises L.P.'s consolidated summary balance sheet data (in millions) (Unaudited)

	September 30, 2007	December 31, 2006
Assets
Investment Management:
Cash and cash equivalents	$4.1	$4.8
Cash held at consolidated affiliated partnerships and restricted cash	1,136.5	1,106.8
Securities owned, at fair value	5,585.7	2,757.2
Unrealized gains on derivative contracts, at fair value	55.9	80.2
Due from broker and other assets	1,754.3	866.1
	8,536.5	4,815.1
Holding Company and other operations:
Cash and cash equivalents	2,836.4	1,857.3
Investments	501.6	695.1
Unrealized gains on derivative contracts, at fair value	1.8	20.5
Inventories, net	233.9	245.5
Assets held for sale of discontinued operations	646.3	600.0
Property, plant and equipment, net	445.4	484.4
Other assets	262.2	342.1
	4,927.6	4,244.9
Total assets	$13,464.1	$9,060.0
Liabilities and Partners Equity
Investment Management:
Accounts payable, accrued expenses and other liabilities	$263.9	$137.0
Deferred management fee payable	146.9	—
Securities sold, not yet purchased, at fair value	1,068.2	691.3
Unrealized losses on derivative contracts, at fair value	116.4	1.8
	1,595.4	830.1
Holding Company and other operations:
Accounts payable, accrued expenses and other liabilities	189.7	229.5
Securities sold, not yet purchased, at fair value	—	25.4
Unrealized losses on derivative contracts, at fair value	5.7	—
Liabilities of discontinued operations held for sale	314.9	318.1
Long-term debt	2,040.1	951.1
Preferred limited partnership units:	122.0	117.7
	2,672.4	1,641.8
Total Liabilities	4,267.8	2,471.9
Non-controlling interests in consolidated entities	6,766.0	3,920.7
Partners' equity	2,430.3	2,667.4
Total liabilities and partners' equity	$13,464.1	$9,060.0

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